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                                                                     EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (In Thousands Except Per Share Data)
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                                                Three Month Period                                     Six Month Period
                                                  Ended June 30,                                       Ended June 30,
                                                                                            -------    -------
                                                                         1996       1995       1996       1995
                                                                      -------    -------    -------    -------
EARNINGS PER COMMON AND DILUTIVE
  COMMON EQUIVALENT SHARE:
  Net Income                                                          $ 2,214    $ 2,026    $ 5,230    $ 4,230
                                                                      =======    =======    =======    =======


  Shares:
  Weighted average number of common
      shares outstanding                                               17,841     17,739     17,821     17,700
  Weighted average number of additional
      shares issuable for common stock
      equivalents (a)                                                     841        102        808         94
                                                                      -------    -------    -------    -------
         Adjusted common shares                                        18,682     17,841     18,629     17,794
                                                                      =======    =======    =======    =======

EARNINGS PER SHARE                                                    $  0.12    $  0.11    $  0.28    $  0.24
                                                                      =======    =======    =======    =======

EARNINGS PER COMMON SHARE ASSUMING
  FULL DILUTION:
  Net Income                                                          $ 2,214    $ 2,026    $ 5,230    $ 4,230
                                                                      =======    =======    =======    =======

  Shares:
  Weighted average number of common
      shares outstanding                                               17,841     17,739     17,821     17,700
  Weighted average number of additional shares
      issuable for all dilutive common stock
      equivalents (a)                                                     870        102        823         94
                                                                      -------    -------    -------    -------
         Shares as adjusted for all dilutants                          18,711     17,841     18,644     17,794
                                                                      =======    =======    =======    =======

EARNINGS PER SHARE                                                    $  0.12    $  0.11    $  0.28    $  0.24
                                                                      =======    =======    =======    =======

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive common stock equivalents.
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